Exhibit 99.1

Eledon Pharmaceuticals Announces Oversubscribed $50 Million Private Placement

IRVINE, Calif., May 7, 2024 (GLOBE NEWSWIRE) – Eledon Pharmaceuticals, Inc. (“Eledon”) (NASDAQ: ELDN) today announced that it has entered into a securities purchase agreement with certain institutional and accredited healthcare investors for a private investment in public equity financing that is expected to result in gross proceeds of approximately $50 million, before deducting offering expenses. Pursuant to the terms of the securities purchase agreement, Eledon is selling an aggregate of 13,110,484 shares of its common stock ("Common Stock") at a price of $2.37 per share and pre-funded warrants at a price of $2.369 per underlying share, which are exercisable to purchase 7,989,516 shares of Common Stock at a price of $0.001 per share. The financing is expected to close the week of May 6, 2024, subject to satisfaction of customary closing conditions. The oversubscribed financing was led by BVF Partners LP and includes participation from new and existing investors.

The Company intends to use the net proceeds from the private placement to fund pre-commercial activities for its products and general corporate purposes, which will include the clinical development of its lead asset tegoprubart.

The securities sold in the private placement, including the common shares underlying the pre-funded warrants, are being made in a transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. Concurrently with the execution of the securities purchase agreement, Eledon and the investors entered into a registration rights agreement pursuant to which the Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the securities issued in the private placement.

Leerink Partners is acting as lead placement agent. LifeSci Capital and Noble Capital Markets are acting as co-placement agents in connection with the financing.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Eledon Pharmaceuticals and tegoprubart

Eledon Pharmaceuticals, Inc. is a clinical stage biotechnology company that is developing immune-modulating therapies for the management and treatment of life-threatening conditions. The Company’s lead investigational product is tegoprubart, an anti-CD40L antibody with high affinity for the CD40 Ligand, a well-validated biological target that has broad therapeutic potential. The central role of CD40L

Exhibit 99.1

signaling in both adaptive and innate immune cell activation and function positions it as an attractive target for non-lymphocyte depleting, immunomodulatory therapeutic intervention. The Company is building upon a deep historical knowledge of anti-CD40 Ligand biology to conduct preclinical and clinical studies in kidney allograft transplantation, xenotransplantation, and amyotrophic lateral sclerosis (ALS). Eledon is headquartered in Irvine, California. For more information, please visit the Company’s website at www.eledon.com.

Follow Eledon Pharmaceuticals on social media: LinkedIn; Twitter

Investor Contact:

Stephen Jasper
Gilmartin Group
(858) 525 2047
stephen@gilmartinir.com

Media Contact:

Jenna Urban
Berry & Company Public Relations
(212) 253 8881
jurban@berrypr.com

Source: Eledon Pharmaceuticals